SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURUSANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event
reported): January 24, 2005

Travelzoo Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-55026	36-4415727

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Indentification Number)

590 Madison Avenue, 21st Floor New York, New York	10022

(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:

(212) 521-4200

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        [   ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        [   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        [   ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        [   ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.        Other Events.

Travelzoo Inc. has provided information to the Securities and Exchange Commission in connection with an inquiry into trading in its shares. The inquiry follows a period of extreme volatility in the company's stock price on the NASDAQ Stock Market during 2004, which has also been a cause of concern to the company.

In response to this inquiry, Travelzoo Inc. has provided information concerning any transactions in the company's shares by its officers, directors and employees, including Ralph Bartel, the company's CEO. The results of the company's review showed that, during the period in question, when the price of the company's shares increased dramatically, neither Mr. Bartel nor any other directors or senior officers of the company purchased any shares, except for one exercise of a stock option. The inquiry also asked for additional information from Mr. Bartel. Mr. Bartel has confirmed that, since his last sale of 50,000 shares in May 2004, at $19.96 per share, he has neither purchased nor sold any of his shares, except for a previously reported sale of 30,000 shares in November 2004, which Mr. Bartel was required to sell under a stock warrant issued in 2003, which allowed the holder to purchase those shares from Mr. Bartel at $3.90 per share.

The company has provided all information which has been requested to date in this inquiry. The company has no reason to believe that the inquiry relates in any way to the financial reporting or operations of the company.

SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRAVELZOO INC. (Registrant)
Date: January 24, 2005	By:	/s/ Ralph Bartel
Ralph Bartel Chairman of the Board and Chief Executive Officer